EXHIBIT 99(1)

  Harrah's Entertainment, Inc. Reports Record First-Quarter Revenues, EBITDA;
     New Accounting Standard for Intangible Assets Impacts First-Quarter Results

         LAS VEGAS, April 17, 2002 - Harrah's Entertainment, Inc. (NYSE:HET) today reported record first-quarter revenues of $983.7 million, up 13.4 percent from revenues of $867.2 million in the year-earlier quarter.

         First-quarter Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) rose 19.5 percent to a record $281.2 million, compared with $235.4 million in the first quarter of 2001.

         First-quarter Adjusted Earnings Per Share increased to 74 cents, up 57 percent from the 2001 first quarter's pro forma Adjusted EPS of 47 cents.

         The pro forma amount for the prior year has been adjusted to reflect the change in accounting for the amortization of intangible assets described below. Due to the impairment charges recorded as a result of the change in accounting principle, the company reported a loss per share of 5 cents for first quarter 2002, compared with pro forma diluted earnings per share of 42 cents in the 2001 first quarter. Diluted earnings per share before the impairment charge were 75 cents for the first quarter of 2002.

                           ADOPTION OF NEW ACCOUNTING STANDARD

         As expected, the company adopted Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective January 1, 2002. Statement 142 provides new guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of certain intangibles and requires annual assessments of goodwill for impairment. An initial impairment analysis is conducted as of the date of adoption and, if existing intangible assets are impaired at that date, the impairment charge is recorded as a change in accounting principle. Early adoption of Statement 142 was not allowed.

         During first quarter 2002, the company completed its implementation review of the intangible assets arising from prior acquisitions and determined that non-recurring, pre-tax impairment charges of $94 million were required. The charges relate to intangible assets acquired in the company's 1999 purchase of Rio Hotel and Casino, Inc.

         "We have made four acquisitions for approximately $3.1 billion within the past four years that added 10 properties to our portfolio," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer.

         "After a review of each of those acquisitions applying the provisions of the new accounting standard, we have recorded impairment charges related to just one of those acquisitions - the Rio," Satre said. "The charges total approximately 3 percent of the combined purchase price of the four businesses we acquired."

         Adoption of Statement 142 resulted in the cessation of amortization of most intangible assets as of January 1, 2002. In the first quarter of 2001, the amortization of intangibles reduced the company's earnings per share by 5 cents per share. The new accounting standard does not allow for the restatement of prior-period results to adjust for this change in accounting principle. However, it does require that pro forma results be presented to depict what results would have been had the new rules been in force in the prior periods. The pro forma amounts for prior year presented in this release reflect the add-back of this amortization expense to the company's previously reported results.

                           REVIEW OF RECURRING RESULTS

          "We achieved record operating results thanks to the successful execution of a three-pronged strategy focusing on the growth of same-store revenues, the return on carefully targeted capital investments and the flexibility afforded by the strongest balance sheet in the casino industry," said Satre.

         "Same-store sales grew 5.1 percent from the year-ago quarter, driven by our customer-relationship-marketing expertise and introduction of unique capabilities such as the yield-management system that optimizes total revenue per available room," Satre said. "We expect similar new capabilities, including a casino-floor management system coming on-line this year, to enhance future results.

         "The July 31, 2001, acquisition of Harveys Casino Resorts has been accretive to earnings," Satre said. "Investments in a new hotel in Shreveport, Louisiana, and property enhancements in Joliet and Metropolis, Illinois, and North Kansas City, Missouri, also contributed to improved earnings.

         "We expect additional earnings contributions from our investment in the 452-room hotel addition at Harrah's Atlantic City, the 252-room hotel and casino expansion at Harrah's Cherokee and the Harrah's Rincon hotel-casino project near San Diego, all of which are expected to open in the second and third quarters of this year," Satre said.

         "The Harrah's Atlantic City casino will add 450 slot machines during the current quarter, Cherokee will add 513 slots this month and another 350 in the fourth quarter, and the permanent Rincon resort will open with 1,500 slots, 36 table games and six restaurants in the third quarter this year," Satre said. "Construction on a 544-room hotel addition to the Atlantic City Showboat is scheduled to be completed in the third quarter of 2003.

         "We also benefited during the quarter from low interest rates on floating-rate debt," Satre said. "But we are not overly reliant on floating-rate debt, as about two-thirds of our debt is at fixed rates."

          Among first-quarter highlights:

o BUSINESS WEEK named Harrah's to the top 20 percent of S&P 500 members in a measure of "dynamic performance" during a period marked by what the magazine called "a resurgence of consumer-oriented companies." The magazine used nine criteria, including growth in sales, profits and return to shareholders, in rating the companies. Harrah's was the only casino operator ranked.

o Harrah's and Sigma Game Inc. signed an agreement providing Harrah's with a 60-day exclusive to introduce Hasbro, Inc.

                     (NYSE:HAS) brand GAME OF LIFE(TM) video slot machines in each market in which Harrah's operates a casino, subject to regulatory approvals.

o FORTUNE magazine ranked Harrah's first among top hotel, casino and resort companies in five major categories in its 2002 listing of the 500 largest American companies. Harrah's was first in profits as a percent of revenues, in profits as a percent of assets, in profits as a percent of shareholders' equity, in annual EPS growth from 1991 through 2001 and in total return to investors in 2001.

          "The FORTUNE and BUSINESS WEEK rankings were especially pleasing because they both provided further confirmation that the strategy we developed for sustainable growth is working to the benefit of our shareholders, customers and employees," Satre said. "The agreement for exclusive placement of GAME OF LIFE slots continues the Harrah's commitment to offer its customers the best new games first, encouraging player loyalty to our brands."

             WESTERN REGION REPORTS RECORD REVENUES, PROPERTY EBITDA

WESTERN REGION RESULTS
(in millions)
                                       2002           2001          Percent
                                      First          First         Increase
                                     Quarter        Quarter       (DECREASE)
                                     -------        -------       ----------

Rio Hotel & Casino
     Total revenues                       98.1         112.2            -12.6%
     Operating profit                     14.9           11.7            27.4%
     Property EBITDA                      25.9           22.7            14.1%

Harrah's Southern Nevada
     Total revenues                     107.0          108.1             -1.0%
     Operating profit                     20.1           22.8           -11.8%
     Property EBITDA                      29.1           31.6            -7.9%

Northern Nevada Harrah's
     Total revenues                     104.0            65.2            59.5%
     Operating profit                                                      N/M
     Property EBITDA                      17.5                          118.8%

Total Western Region
     Total revenues                     309.1          285.5              8.3%
     Operating profit                     42.9           36.3            18.2%
     Property EBITDA                      72.5           62.3            16.4%



         Combined, Harrah's Western Region properties produced record first-quarter revenues and Property EBITDA. Results from the Harveys casinos in Northern Nevada and Colorado fueled an 8.3 percent increase in revenues.

         Harrah's Las Vegas first-quarter revenues were down 2.2 percent and Property EBITDA was off 8.0 percent from the 2001 first quarter. The property has seen sequential improvements in business since September 11, 2001, but room rates and walk-in traffic remained below the levels of the year-ago quarter, and promotional expenses were higher.

          The Rio's first-quarter revenues were down 12.6 percent from the year-earlier quarter, but Property EBITDA rose 14.1 percent from the strong 2001 first quarter due to cost-containment measures and the benefits of exiting the volatile, high-end international table-games business.

          First-quarter revenues at Harrah's Laughlin were about even with the record results of the 2001 first quarter, while Property EBITDA was down 8.4 percent. The company has implemented a replacement air-charter program expected to drive increased visitation to the property. The prior program was terminated after September 11.

          Harrah's Reno posted a 2.5 percent increase in first-quarter revenues and grew Property EBITDA 62.5 percent to $4.l million from the 2001 first quarter's $2.5 million due primarily to effective marketing and use of the brand-wide hotel yield-management system.

         Combined revenues from Harrah's Tahoe and Harveys Lake Tahoe properties totaled $63.9 million, while Property EBITDA was $11.7 million.

                           EASTERN REGION POSTS RECORD RESULTS
EASTERN REGION RESULTS
(in millions)
                                       2002            2001          Percent
                                       First           First         Increase
                                      Quarter         Quarter       (DECREASE)
                                      -------         -------       ----------
Harrah's Atlantic City
     Total revenues                       93.4            92.6             0.9%
     Operating profit                     27.8            25.4             9.4%
     Property EBITDA                      34.7            32.1             8.1%

Showboat Atlantic City
     Total revenues                       78.6            73.3             7.2%
     Operating profit                     13.6            11.9            14.3%
     Property EBITDA                      22.2            18.3            21.3%

Total Eastern Region
     Total revenues                      172.0          165.9              3.7%
     Operating profit                     41.4            37.3            11.0%
     Property EBITDA                      56.9            50.4            12.9%



          Strong performances at both Atlantic City properties generated record first-quarter results for the Eastern Region. Revenues at Harrah's Atlantic City rose slightly to a record $93.4 million, and Property EBITDA climbed 8.1 percent to a record $34.7 million due to effective cost management. Property enhancements and a focus on building revenues helped the Atlantic City Showboat achieve a 7.2 percent gain in first-quarter revenues and a 21.3 percent increase in Property EBITDA.

                         CENTRAL REGION SETS FIRST-QUARTER RECORDS
CENTRAL REGION RESULTS
(in millions)
                                       2002            2001          Percent
                                       First           First         Increase
                                      Quarter         Quarter       (DECREASE)
                                      -------         -------       ----------
Central Region
     Total revenues                      483.3          397.7             21.5%
     Operating profit                    118.1            88.3            33.7%
     Property EBITDA                     145.9          112.9             29.2%


         Strong performances at Harrah's Chicagoland and Shreveport casinos and the addition of results from the two Council Bluffs, Iowa, facilities acquired in the Harveys Casino Resorts transaction last July propelled the Central Region to first-quarter revenue and Property EBITDA records.

         The 21.5 percent increase in the Central Region's first-quarter revenues included $60.9 million of revenues from the Council Bluffs properties. Central Region Property EBITDA rose 29.2 percent, with the Iowa casinos contributing $13.4 million of the total.

         Combined first-quarter revenues at Harrah's Illinois and Indiana casinos in Joliet, East Chicago and Metropolis rose 11.2 percent to a record $184.7 million, while Property EBITDA increased 21.0 percent, also to a record level. Harrah's Joliet and Metropolis casinos benefited from property enhancements, while the opening of the final phase of a new hotel at East Chicago during the quarter is expected to bolster that facility's future results.

         Combined revenues from Harrah's North Kansas City and St. Louis, Missouri, properties declined 2.2 percent due to increased competition, but Property EBITDA was 3.6 percent higher because of cost-containment measures.

         A 24.8 percent jump in first-quarter revenues and a 70.6 percent gain in Property EBITDA at Harrah's Shreveport more than offset a 9.7 percent revenue decline and an 18.3 percent drop in Property EBITDA at Lake Charles, which was impacted by new competition. Both Louisiana riverboats also were subjected to higher tax rates than in the 2001 first quarter.

         Harrah's Mississippi properties posted an 11.4 percent increase in first-quarter revenues and increased Property EBITDA to $5.9 million, up from $2.8 million in first quarter last year.

MANAGED PROPERTIES:

         First-quarter management fees from the three Indian casinos Harrah's manages were about level with fees from the year-ago quarter, as improved results at the casinos offset lower management-fee structures. Overall management revenues rose 9.1 percent due to higher fees from the Harrah's New Orleans Casino owned by JCC Holding Company.

OTHER ITEMS:

         Equity in earnings from nonconsolidated affiliates rose to $5.7 million in the first quarter from less than $0.5 million in the year-earlier quarter due to the addition of income from the New Orleans casino venture. No equity pick-up from the New Orleans casino was recorded in the first quarter of 2001, when the entity's parent was being reorganized. First-quarter corporate expenses declined
22.4 percent from the 2001 first quarter. Goodwill and intangibles amortization declined due to the change in accounting standards required by SFAS No. 142.

          Despite an increase in debt related to the Harveys acquisition, interest expense declined 4.4 percent due to lower interest rates. Other income in the first quarter of 2002 includes proceeds from the settlement of litigation, which is excluded from Adjusted EPS. In the prior year, other income included primarily the net losses incurred on company-owned life insurance policies. The effective tax rate for the first quarter of 2002 is lower than the rate for the 2001 first quarter due to the cessation, effective January 1, 2002, of goodwill amortization expense, which was not deductible for tax purposes.

          Harrah's Entertainment will host a conference call for interested parties today, Wednesday, April 17, 2002, at 9:00 a.m. Eastern Daylight Time to review its first-quarter 2002 financial results. For those interested in participating in the call, please dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 1 p.m. EDT Wednesday, April 17. The replay will be available through 11:59 p.m. EDT on Wednesday, April 24. The passcode number for the replay is 3826379.

          Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site WWW.HARRAHS.COM - in the Investor Relations section behind the "About Us" tab.

          Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 25 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

          This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

          We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

o the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

o construction factors, including zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

o our ability to timely and cost effectively integrate into our operations the companies that we acquire;

o                 access to available and feasible financing;

o changes in laws, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

o litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

o                 abnormal gaming holds; and

o the effects of competition, including locations of competitors and operating and market competition.



      Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

      -MORE-

                          HARRAH'S ENTERTAINMENT, INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)

                                                             First Quarter Ended
                                                          ---------------------------
(In thousands, except per share amounts)                  March 31,         March 31,
                                                            2001               2002
                                                          ---------         ---------
Revenues*                                                 $ 983,693         $ 867,176
Property operating expenses                                 702,516           631,820
Depreciation and amortization                                76,035            66,129
                                                          ---------         ---------
    Operating profit                                        205,142           169,227

Corporate expense                                           (10,684)          (13,776)
Equity in nonconsolidated affiliates                          5,745               426
Amortization of intangible assets                            (1,576)           (5,602)
Reserves for New Orleans casino                                  --            (2,323)
Project opening costs and other nonrecurring items             (348)           (3,426)
                                                          ---------         ---------

Income from operations                                      198,279           144,526
Interest expense, net of interest capitalized               (61,382)          (64,226)
Gain on equity interests in subsidiaries                         --               370
Other (expense) income, including interest income             1,922            (6,478)
                                                          ---------         ---------
Income before income taxes and minority interests           138,819            74,192
Provision for income taxes                                  (49,481)          (26,811)
Minority interests                                           (4,177)           (3,170)
                                                          ---------         ---------

Income before extraordinary loss and cumulative
  effect of change in accounting principal                   85,161            44,211
Extraordinary loss, net of tax                                   --              (131)
Cumulative effect of change in accounting
  principal, net of tax benefit of $2,831                   (91,169)               --
                                                          ---------         ---------
      Net income (loss)                                   $  (6,008)        $  44,080
                                                          =========         =========

Earnings (loss) per share - basic
  Before extraordinary loss and cumulative effect
    of change in accounting principal                     $    0.76         $    0.38
  Extraordinary loss, net of tax                                 --                --
  Cumulative effect of change in accounting
    principal, net of tax benefit of $2,831                   (0.81)               --
                                                          ---------         ---------
      Net income (loss)                                   $   (0.05)        $    0.38
                                                          =========         =========
Earnings (loss) per share - diluted
  Before extraordinary loss and cumulative effect
    of change in accounting principal                     $    0.75         $    0.38
  Extraordinary loss, net of tax                                 --                --
  Cumulative effect of change in accounting
    principal, net of tax benefit of $2,831                   (0.80)               --
                                                          ---------         ---------
      Net income (loss)                                   $   (0.05)        $    0.38
                                                          =========         =========

Proforma earnings (loss) per share - basic
  Before extraordinary loss                               $    0.76         $    0.43
  Extraordinary loss, net of tax                                 --                --
  Cumulative effect of change in accounting
    principal, net of tax benefit of $2,831                   (0.81)               --
                                                          ---------         ---------
      Net income (loss)                                   $   (0.05)        $    0.43
                                                          =========         =========

Proforma earnings (loss) per share - diluted
  Before extraordinary loss                               $    0.75         $    0.42
  Extraordinary loss, net of tax                                 --                --
  Cumulative effect of change in accounting
    principal, net of tax benefit of $2,831                   (0.80)               --
                                                          ---------         ---------
      Net income (loss)                                   $   (0.05)        $    0.42
                                                          =========         =========

Weighted average common shares outstanding                  111,885           114,614
                                                          =========         =========
Weighted average common and common equivalent
  shares outstanding                                        114,380           117,098
                                                          =========         =========

*See note (a) on Supplemental Operating Information.

                          HARRAH'S ENTERTAINMENT, INC.
                       SUPPLEMENTAL OPERATING INFORMATION
                                   (UNAUDITED)


                                                FIRST QUARTER ENDED
                                             ---------------------------
(In thousands)                               March 31,         March 31,
                                               2002              2001
                                             ---------         ---------
                  REVENUES (a)
  Western Region                             $ 309,080         $ 285,529
  Eastern Region                               172,027           165,887
  Central Region                               483,323           397,729
  Managed                                       17,542            16,085
  Other                                          1,721             1,946
                                             ---------         ---------
    Total Revenues                           $ 983,693         $ 867,176
                                             =========         =========

               OPERATING PROFIT
  Western Region                             $  42,914         $  36,331
  Eastern Region                                41,409            37,288
  Central Region                               118,128            88,279
  Managed                                       14,460            13,573
  Other                                        (11,769)           (6,244)
                                             ---------         ---------
    Total Operating Profit                   $ 205,142         $ 169,227
                                             =========         =========

              PROPERTY EBITDA (b)
  Western Region                             $  72,529         $  62,342
  Eastern Region                                56,933            50,413
  Central Region                               145,876           112,859
  Managed                                       14,529            13,606
  Other                                         (8,690)           (3,864)
                                             ---------         ---------
    Total Property EBITDA                    $ 281,177         $ 235,356
                                             =========         =========

         PROJECT OPENING AND OTHER
            NONRECURRING ITEMS
  Project opening costs                      $    (876)        $  (2,159)
  Writedowns, reserves and recoveries              528               233
  Venture restructuring costs                       --            (1,500)
                                             ---------         ---------
    Total                                    $    (348)        $  (3,426)
                                             =========         =========

(a) New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or Property EBITDA. The prior year's results have been restated to reflect the impact of implementing this new guidance.

(b) Property EBITDA (earnings before interest, income taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                          HARRAH'S ENTERTAINMENT, INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)

Computation of diluted earnings per share excluding items not typically included in analyst estimates



                                              FIRST QUARTER ENDED
                                           ---------------------------
(In thousands)                             March 31,         March 31,
                                             2002              2001
                                           ---------         ---------
Income before taxes and
  minority interests                       $ 138,819         $  74,192
Add/(deduct):
  Reserves for New Orleans casino                 --             2,323
  Project opening costs and
    other nonrecurring items                     348             3,426
    Incremental riverboat
     depreciation                                 --             2,393
    Settlement of litigation                    (931)               --
    Gain on equity interests                      --              (370)
                                           ---------         ---------
Adjusted income before taxes
  and minority interests                     138,236            81,964
Provision for income taxes                   (49,267)          (29,745)
Minority interests                            (4,177)           (3,170)
                                           ---------         ---------
Adjusted income before
  extraordinary loss                          84,792            49,049

Proforma adjustment:
  Add back amortization of
    intangible assets with
    infinite lives                                --             5,602
                                           ---------         ---------
Proforma adjusted income before
  extraordinary loss                       $  84,792         $  54,651
                                           =========         =========
Diluted earnings per share before
  extraordinary loss, as adjusted          $    0.74         $    0.42
                                           =========         =========
Proforma diluted earnings per share
  before extraordinary loss, as
  adjusted                                 $    0.74         $    0.47
                                           =========         =========

Weighted average common and common
  equivalent shares outstanding              114,380           117,098
                                           =========         =========